Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR FISCAL 2009 RESULTS

•	VOD flash server strength drives quarterly revenues of $54 million
•	Robust margin performance generates quarterly profit of $0.15 per share
•	Strengthened balance sheet with fourth quarter cash flow of $6 million
•	Reinstated $20 million stock buyback program

ACTON, Mass. (March 12, 2009) – SeaChange International, Inc. (Nasdaq: SEAC) a leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2009 fourth quarter and full year ended January 31, 2009. Total revenues for the fourth quarter were $54.0 million, which was $6.2 million or 13% higher than total revenues of $47.8 million for the fourth quarter of fiscal 2008. Net income for the fourth quarter was $4.8 million or $0.15 per diluted share, compared with $12.0 million or $0.41 per diluted share for the previous year’s fourth quarter. Net income for the fourth quarter of fiscal 2008 included a $10.0 million gain in connection with the Company’s sale of its equity interest in FilmFlex Movies Limited. Net income for the fourth quarter of fiscal 2009 included the utilization of income tax credits resulting in a $1.5 million tax benefit for the quarter.

Total revenues for all of fiscal 2009, ended January 31, 2009, were $201.8 million, which was $21.9 million or 12% higher than total revenues of $179.9 million for the prior fiscal year. Net income for fiscal 2009 was $10.0 million or $0.32 per share, compared with net income of $2.9 million or $0.10 per share for fiscal 2008. The net gain from the Company’s sale of its equity interest in FilmFlex contributed $10.0 million to the Company’s net income for fiscal 2008.

SeaChange FY 09 Q4 Earnings/ Page 2

The Company ended the fourth quarter of fiscal 2009 with cash, cash equivalents and marketable securities of $85.8 million and no debt compared with $79.7 million and no debt at the end of the third quarter of fiscal 2009. Increased cash flow of $6.1 million for the fourth quarter derived from net income and non-cash expenses of $8.1 million along with $2.3 million of improved working capital performance that were partially offset by $2.5 million of capital expenditures during the fourth quarter and $3.2 million related to the purchase of Mobix Interactive, Ltd.

The Company also announced today that its Board of Directors has authorized the Company to repurchase up to $20 million of its common stock under arrangements similar to the stock buyback program undertaken by the Company in fiscal 2009 that lapsed as of December 31, 2008. The timing and the exact number of shares to be purchased will be at the Company’s discretion. The Company expects to fund repurchases of its stock from its current cash and marketable securities.

“Our fourth quarter financial performance capped a very successful year for SeaChange,” noted Bill Styslinger, President and CEO of SeaChange International. “For fiscal 2009, we generated record revenue of $202 million, record gross margins of 51%, four quarters of increasing profitability and increased cash flow during the year excluding cash used for stock repurchases, an acquisition and a facility purchase. In addition, we strengthened our relationships with our largest customers during the year by executing multi-year purchase agreements with our two largest customers, as well as signing a multi-year VOD and Advertising purchase agreement with our largest telecommunications customer last month. Our relationships with our key customers have never been stronger.”

Total revenues from the Company’s Software segment in the fourth quarter of fiscal 2009 were $32.0 million, which was $1.1 million or 4% higher than Software segment revenues in the previous year’s fourth quarter. The increase in Software segment revenues between years was due primarily to increased VOD software licensing revenue and higher maintenance and installation services revenue.

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SeaChange FY 09 Q4 Earnings/ Page 3

The Servers and Storage segment generated revenues of $17.7 million in the fourth quarter of fiscal 2009, which was $5.8 million or 49% higher than revenues of $11.9 million for the fourth quarter of fiscal 2008. The increase in Servers and Storage revenue between years was primarily the result of substantially higher shipments of VOD flash memory servers to North American-based cable television customers during the fourth quarter of fiscal 2009, as well as increased maintenance revenue due to a higher installed base of VOD servers.

The Media Services segment revenue of $4.2 million for the fourth quarter of fiscal 2009 was $0.8 million lower than comparable revenue from the fourth quarter of fiscal 2008. Revenues from new contracts with customers in Greece and Turkey were more than offset by the depreciation of the U.K. pound compared to the U.S. dollar since the fourth quarter of fiscal 2008. At constant exchange rates with the fourth quarter of fiscal 2008, Media Services revenue in the fourth quarter of fiscal 2009 would have been $5.7 million or 14% higher than the prior year’s fourth quarter.

“Despite the challenging economic times this country is facing, we believe SeaChange is solidly positioned to exploit the continuing movement to video-on-demand television that has been the cornerstone of our business,” noted Styslinger. “We continue to foster strong and longstanding relationships with our key North American customers and we are complementing this approach with recent telecommunications customer wins in Europe, Asia and Latin America.”

Commenting on guidance for fiscal 2010, Styslinger remarked, “Given the near-term uncertainties relative to the amount and timing of capital expenditure plans for our major customers, our anticipated decline in Ad Insertion revenue and margins and the impact of the stronger dollar on prices for our customers outside the U.S., we are forecasting revenues for the first six months of fiscal 2010 to be comparable to revenues generated in the first six months of last year. We are also cautiously optimistic that fiscal 2010 second half revenues will be higher than the first half allowing for year over year revenue growth. This expectation is based on increased VOD software upgrade opportunities with our larger domestic customers additional Media Services contract revenues and growth in our sources of recurring revenue including maintenance and professional services. We expect the Company to be profitable for the first six months of fiscal 2010 and to generate cash flow from operations. With our strong liquidity position, we anticipate repurchasing shares of our stock, as market conditions warrant, based on the resumption of our stock buyback program.”

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SeaChange FY 09 Q4 Earnings/ Page 4

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com/IR/.

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; the ability of the Company to integrate businesses acquired by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; and system errors, failures or disruptions.

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SeaChange FY 09 Q4 Earnings/ Page 5

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2008. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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* SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc

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SeaChange FY 09 Q4 Earnings/ Page 6

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2009	January 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,458	$63,359
Restricted cash	1,431	—
Marketable securities	9,447	19,266
Accounts receivable, net	46,108	35,743
Income taxes receivable	771	44
Inventories, net	17,251	14,315
Prepaid expenses and other current assets	3,348	2,612

Total current assets	140,814	135,339
Property and equipment, net	35,217	28,066
Marketable securities	12,415	5,272
Investments in affiliates	13,043	12,668
Intangible assets, net	4,621	6,809
Goodwill	27,422	29,471
Other assets	451	271

Total assets	$233,983	$217,896

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,951	$9,636
Income taxes payable	519	1,625
Other accrued expenses	10,592	17,480
Customer deposits	1,966	1,259
Deferred revenues	32,974	19,103

Total current liabilities	58,002	49,103
Distribution and losses in excess of investment	1,745	1,458
Deferred tax liabilities and income taxes payable	2,000	1,933

Total liabilities	61,747	52,494

Stockholders’ equity:
Common stock, $0.01 par value; 31,822,838 and 29,904,311 shares outstanding at January 31, 2009 and 2008, respectively	318	299
Additional paid-in capital	206,411	191,627
Accumulated deficit	(18,773)	(28,747)
Accumulated other comprehensive (loss) gain	(9,731)	2,223
Treasury stock, at cost; 873,381 and 39,784 shares at January 31, 2009 and 2008, respectively	(5,989)	—

Total stockholders’ equity	172,236	165,402

Total liabilities and stockholders’ equity	$233,983	$217,896

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SeaChange FY 09 Q4 Earnings/ Page 7

SeaChange International, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended		Twelve months ended
	January 31, 2009	January 31, 2008	January 31, 2009	January 31, 2008
	(unaudited)	(unaudited)	(unaudited)
Revenues	$53,952	$47,831	$201,836	$179,893
Cost of revenues	26,201	24,107	98,540	98,929

Gross profit	27,751	23,724	103,296	80,964

Operating expenses:
Research and development	11,031	10,226	43,042	42,699
Selling and marketing	6,987	5,888	27,506	23,073
General and administrative	5,430	5,503	20,979	20,240
Amortization of intangibles	389	547	1,575	2,952

	23,837	22,164	93,102	88,964

Income (loss) from operations	3,914	1,560	10,194	(8,000)
Interest and other income (expense), net	(467)	473	1,125	1,884
Gain on sale of investment in affiliate	—	10,031	—	10,031

Income before income taxes and equity income in earnings of affiliates	3,447	12,064	11,319	3,915
Income tax benefit (provision)	1,524	(305)	(575)	(2,156)
Equity (loss) income in earnings of affiliates	(194)	271	(770)	1,143

Net income	$4,777	$12,030	$9,974	$2,902

Basic income per share	$0.16	$0.41	$0.32	$0.10

Diluted income per share	$0.15	$0.41	$0.32	$0.10

Weighted average common shares outstanding:
Basic	30,710	29,577	30,724	29,634
Diluted	31,306	29,680	31,192	30,000

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SeaChange FY 09 Q4 Earnings/ Page 8

SeaChange International, Inc.

Condensed Consolidated Operating Segments—Unaudited

(in thousands)

	Three months ended		Twelve months ended
	January 31, 2009	January 31, 2008	January 31, 2009	January 31, 2008
Software
Revenue:
Products	$17,481	$19,819	$78,397	$69,762
Services	14,549	11,091	53,840	43,507

Total revenue	32,030	30,910	132,237	113,269
Gross profit	18,257	17,546	76,087	58,238
Operating expenses:
Research and development	8,420	8,012	33,373	31,035
Selling and marketing	4,021	3,383	16,417	13,259
Amortization of intangibles	364	536	1,456	2,146

	12,805	11,931	51,246	46,440

Income from operations	$5,452	$5,615	$24,841	$11,798

Servers and Storage
Revenue:
Products	$13,720	$8,439	$38,975	$36,007
Services	4,002	3,473	14,665	12,990

Total revenue	17,722	11,912	53,640	48,997
Gross profit	8,837	5,179	24,865	19,730
Operating expenses:
Research and development	2,611	2,214	9,669	11,664
Selling and marketing	2,951	2,487	11,025	9,703

	5,562	4,701	20,694	21,367

Income (loss) from operations	$3,275	$478	$4,171	$(1,637)

Media Services
Service revenue	$4,200	$5,009	$15,959	$17,627
Gross profit	657	999	2,344	2,996
Operating expenses:
Selling and marketing	15	18	64	111
General and administrative	599	414	3,049	2,449
Amortization of intangibles	25	11	119	806

	639	443	3,232	3,366

Income (loss) from operations	$18	$556	$(888)	$(370)

Unallocated Corporate
Operating expenses:
General and administrative	$4,831	$5,089	$17,930	$17,791

Total unallocated corporate expenses	$4,831	$5,089	$17,930	$17,791

Consolidated income (loss) from operations	$3,914	$1,560	$10,194	$(8,000)